Exhibit 23.1


                    [LETTERHEAD OF KYLE L. TINGLE, CPA, LLC]


March 2, 2009


To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the incorporation of their report dated June 20, 2008, with respect to the balance sheet as of May 31, 2008, and the related statements of operations, stockholders' equity, and cash flows for the year then ended of Laredo Mining, Inc., in the Registration Statement on Form S-1, Amendment 1, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts" in the Prospectus.

Very truly yours,



/s/ Kyle L. Tingle
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Kyle L. Tingle, CPA, LLC